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                                                                   Exhibit 13(J)


                             THE CHAPMAN FUNDS, INC.
                 DEM MULTI-MANAGER BOND FUND INSTITUTIONAL CLASS
                   STOCKHOLDER SERVICING AND DISTRIBUTION PLAN

                  This Stockholder Servicing and Distribution Plan (the "Plan") is adopted by The Chapman Funds, Inc., a corporation organized under the laws of State of Maryland (the "Fund"), with respect to the DEM Multi-Manager Bond Fund Institutional Class Common Stock, par value $.001 per share, of the Fund (the "Shares") pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), subject to the following terms and conditions:

                  SECTION 1.        SERVICES UNDER THE PLAN.

                  (a) The Chapman Co., a corporation organized under the laws of the State of Maryland (the "Distributor"), will be paid fees under the Plan to compensate the Distributor or enable the Distributor to compensate other persons, including any other distributor of the Institutional Shares or institutional stockholders of record of the Shares, including but not limited to retirement plans, broker-dealers, depository institutions, and other financial intermediaries ("Institutions"), who own Shares on behalf of their customers, clients or (in the case of retirement plans) participants ("Customers") and companies providing certain services to Customers (collectively with Institutions, "Service Organizations"), for providing (a) services primarily intended to result in the sale of the Shares ("Selling Services") and (b) stockholder servicing, administrative and accounting services to Customers ("Administrative Services").

                  The annual fee paid to the Distributor with respect to Selling Services will compensate the Distributor, or allow the Distributor to compensate Service Organizations, to cover certain expenses primarily intended to result in the sale of the Shares, including, but not limited to: (i) costs of payments made to employees that engage in the distribution of the Shares; (ii) payments made to, and expenses of, persons who provide support services in connection with the distribution of the Shares, including, but not limited to, office space and equipment, telephone facilities, processing stockholder transactions and providing any other stockholder services not otherwise provided by the Fund's transfer agent; (iii) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (iv) costs of printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective holders of the Shares; (v) costs involved in preparing, printing and distributing sales literature pertaining to the Fund and (vi) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Fund may, from time to time, deem advisable.

                  The annual fee paid to the Distributor with respect to Administrative Services will compensate the Distributor, or allow the Distributor to compensate Service Organizations, for personal service and/or the maintenance of Customer accounts, including but not limited to (i) responding to Customer inquiries, (ii) providing information on Customer investments and (iii) providing other stockholder liaison services and for administrative and accounting services to


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Customers, including, but not limited to: (a) aggregating and processing purchase and redemption requests from Customers and placing net purchase and redemption orders with the Fund's distributor or transfer agent; (b) providing Customers with a service that invests the assets of their accounts in the Shares; (c) processing dividend payments from the Fund on behalf of Customers;
(d) providing information periodically to Customers showing their positions in the Shares; (e) arranging for bank wires; (f) providing sub-accounting with respect to the Shares beneficially owned by Customers or the information to the Fund necessary for sub-accounting; (g) forwarding stockholder communications from the Fund (for example, proxies, stockholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers, if required by law and (h) providing other similar services to the extent permitted under applicable statutes, rules and regulations. Payments under this Plan are not tied exclusively to the selling and administrative expenses actually incurred by the Distributor or any Service Organization, and the payments may exceed expenses actually incurred by the Distributor or any Service Organization. Furthermore, any portion of any fee paid to the Distributor or to any of its affiliates by the Fund or any of their past profits or other revenue may be used in their sole discretion to provide services to stockholders of the Fund or to foster distribution of the Shares.

                  (b) Any officer of the Fund is authorized to execute and deliver, in the name and on behalf of the Fund, written agreements, in any form duly approved by the Board of Directors of the Fund, with Service Organizations providing for the payment to such Service Organizations of fees for providing Selling Services and Administrative Services.

                  SECTION 2.        AMOUNT OF PAYMENTS.

                  The Fund will pay the Distributor on the first business day of each quarter a fee for the previous quarter calculated at an annual rate of up to .25% of the average daily net assets of the Shares for Selling Services and Administrative Services provided by the Distributor or any Service Organizations to the Shares.

                  SECTION 3.        APPROVAL OF PLAN.

                  Neither this Plan nor any related agreements will take effect until approved by a majority of (a) the full Board of Directors of the Fund and
(b) those Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on this Plan and the related agreements.

                  SECTION 4.        CONTINUANCE OF PLAN.

                  This Plan will continue in effect with respect to the Shares from year to year so long as its continuance is specifically approved annually by vote of the Fund's Board of Directors in the manner described in Section 3(a) and 3(b) above. The Fund's Board of Directors will evaluate the appropriateness of this Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including the types and extent of Selling Services and



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Administrative Services provided by the Distributor and/or Service Organizations and amounts the Distributor and/or Service Organizations receive under this Plan.

                  SECTION 5.        TERMINATION.

                  This Plan may be terminated at any time with respect to the Shares by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting Shares.

                  SECTION 6.        AMENDMENTS.

                  This Plan may not be amended to increase materially the amount of the fees described in Section 1 above with respect to the Shares without approval of at least a majority of the outstanding voting Shares. In addition, all material amendments to this Plan must be approved in the manner described in
Section 3(a) and 3(b) above.

                  SECTION 7.        SELECTION OF CERTAIN DIRECTORS.

                  While this Plan is in effect with respect to the Fund, the selection and nomination of the Fund's Directors who are not interested persons of the Fund will be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

                  SECTION 8.        WRITTEN REPORTS.

                  In each year during which this Plan remains in effect with respect to the Fund, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement will prepare and furnish to the Fund's Board of Directors, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which set out the amounts expended under this Plan and the purposes for which those expenditures were made.

                  SECTION 9.        PRESERVATION OF MATERIALS.

                  The Fund will preserve copies of this Plan, any agreement relating to this Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of this Plan, the agreement or the report.

                  SECTION 10.       MEANING OF CERTAIN TERMS.

                  As used in this Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meanings that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.



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                  SECTION 11.       DATE OF EFFECTIVENESS.

                  This Plan will become effective as of the date the Fund first commences its investment operations.

                  IN WITNESS WHEREOF, the fund has executed this Plan as of the 11th day of February, 1998.

                                              THE CHAPMAN FUNDS, INC.


                                              By: /s/ NATHAN A. CHAPMAN, JR.
                                                  ------------------------------
                                              Name:  Nathan A. Chapman, Jr.
                                              Title:  President